Exhibit 99.1

FOR IMMEDIATE RELEASE

ATTENTION: BUSINESS/FINANCIAL EDITORS

MEDIA CONTACT:

KRISTYNA MUNOZ

(312) 917-8343

KRISTYNA.MUNOZ@NUVEEN.COM

Commodity Funds CFD and CTF Propose Plan to Convert to ETF Structure

Funds to seek shareholder approval for structure change that seeks a closer alignment between market price and net asset value

CHICAGO, December 19, 2014 – Nuveen Investments, a leading global provider of investment services to institutions as well as individual investors, today announced that Nuveen Commodities Asset Management (“NCAM”), the manager for the Nuveen Diversified Commodity Fund (NYSE MKT: CFD) and the Nuveen Long/Short Commodity Total Return Fund (NYSE MKT: CTF), has approved a plan to convert the Funds into open-end exchange-traded funds (“ETFs”). The purpose of the conversion plan is to seek a closer alignment between the funds’ share price and net asset value (“NAV”). The conversion of the funds to ETFs will be subject to shareholder and regulatory approvals. The funds are not currently, and after the conversion will not be, mutual funds or any other type of investment company within the meaning of the Investment Company Act of 1940.

The funds are currently structured as actively managed closed-end commodity pools. After the conversion, the funds will remain actively managed commodity pools, but they will adopt an open-end ETF structure. Under the ETF structure, investors will continue to be able to buy and sell shares of the funds on the exchange (as part of the conversion plan, the funds intend to apply to list their shares on the NYSE Arca) throughout the day at market price. In addition, the funds will adopt the creation/redemption process commonly employed by ETFs for the purpose of promoting the trading of the funds’ shares at prices equal to or near their NAV, although there can be no assurance that this process will be successful.

The conversion plan is subject to certain conditions, including shareholder and regulatory approvals. A proposal to convert the funds to ETFs will be submitted to a vote at each fund’s next annual meeting of shareholders, expected to be held on or before March 31, 2015. Prior to its annual meeting, each fund plans to file relevant materials, including a proxy statement relating to the conversion plan, with the Securities and Exchange Commission (“SEC”). Promptly after filing its definitive proxy statement, each fund will mail the proxy statement and a proxy card to each shareholder entitled to vote at the annual meeting. Shareholders are urged to thoroughly read the proxy statements (including any supplements thereto) and any other relevant documents that the funds file with the SEC when they become available, as they will contain important information. Shareholders will be able to obtain, free of charge, copies of the proxy statements and any other documents filed by the funds with the SEC in connection with the annual meetings at the SEC’s website at www.sec.gov, by calling NCAM at 877-827-5920 or by writing the funds at 333 W. Wacker Drive, Chicago, Illinois, 60606.

The conversion plan is also contingent on approval of the funds’ listing on the NYSE Arca by the exchange and the SEC, as well as other customary regulatory approvals. Assuming shareholder and regulatory approvals are obtained, NCAM anticipates that the conversion will be completed within approximately 8 to 10 months. As progress is made, updates will be provided periodically with respect to the conversion plan and time frame. There can be no assurance that such approvals will be obtained, or if obtained, that the conversions will be completed in the anticipated time frame or will achieve their stated purpose.

Gresham Investment Management, which has actively managed commodity futures investments since 1987 and which currently has over $13 billion in institutional commodity assets under management, will continue to serve as the funds’ commodity subadviser. CFD invests long in a diversified portfolio of approximately 30 exchange-traded commodity futures and options contracts in energy, agriculture, livestock, and metals. CTF invests in a long/short strategy which changes positions based on commodity price momentum, holding long, short, or flat positions in approximately 20 exchange-traded commodity futures and options contracts in energy, agriculture, livestock, and metals.

Until the conversion occurs, the funds expect to continue to pay regular monthly distributions and that the open-market share repurchase programs will remain active. As market conditions and portfolio performance may change, the funds’ distribution policies, distribution amounts, and/or frequency could change.

Investors planning to purchase shares of the funds prior to year end should refer to the tax section of their respective Information Statements, review the detailed Tax Q&A located on the Funds’ website, and consult their tax advisors. Investors who buy shares at a discount to NAV and hold them through year end may be subject to an acceleration of capital gain recognition. Important information regarding the funds’ investment strategies and risks is set forth in their respective Information Statements available on the funds’ website.

Investments in shares of the funds are subject to investment risk, including the possible loss of the entire amount invested. The funds invest primarily in commodity futures contracts and options on commodity futures contracts, which have a high degree of price variability and are subject to rapid and substantial price changes. The funds could incur significant losses on their commodity investments. The funds are not mutual funds, closed-end funds, or any other type of “investment company” within the meaning of the Investment Company Act of 1940, as amended, and are not subject to regulation thereunder. For more information about the funds, including a more complete description of risks, please see the funds’ website.

This is not a solicitation to buy or sell the funds’ shares, nor is it a solicitation of any proxy. The funds do not presently offer any new shares for sale; existing shares trade on the NYSE MKT.

Nuveen Investments provides high-quality investment services designed to help secure the long-term goals of institutional and individual investors as well as the consultants and financial advisors who serve them. Nuveen Investments markets a wide range of specialized investment solutions which provide investors access to capabilities of its high-quality boutique investment affiliates—Nuveen Asset Management, LLC, Symphony Asset Management LLC, NWQ Investment Management Company, LLC, Santa Barbara Asset Management, LLC, Tradewinds Global Investors, LLC, Winslow Capital Management, LLC and Gresham Investment Management LLC, all of which are registered investment advisers and independent investment subsidiaries of Nuveen Investments, Inc. Nuveen Commodities Asset Management, LLC (“NCAM”) NCAM is the manager of the Funds. NCAM is registered as a commodity pool operator (“CPO”) with the Commodity Futures Trading Commission (“CFTC”). Nuveen Investments operates as a separate subsidiary within TIAA-CREF, which is a leading provider of retirement and financial services in the academic, research, medical and cultural fields. In total, Nuveen Investments managed approximately $229 billion as of September 30, 2014. For more information, please visit the Nuveen Investments website at www.nuveen.com.

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Forward-Looking Statements

This press release includes forward-looking statements, including statements concerning the purposes and timing of the conversion plan, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or the negative of these terms or other comparable terminology. These forward-looking statements are based on current expectations, estimates and projections and are subject to a number of risks, uncertainties and other factors, both known and unknown, that could cause the actual results, performance, prospects or opportunities of the funds to differ materially from those expressed in, or implied by, these forward-looking statements.

You should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws or otherwise, the funds undertake no obligation to publicly update or revise any forward-looking statements or the risks, uncertainties or other factors described in this press release, as a result of new information, future events or changed circumstances or for any other reason after the date of this press release.

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